EXECUTION



                GE CAPITAL MORTGAGE SERVICES, INC.


            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-HE2


                          TERMS AGREEMENT
                    (to Underwriting Agreement,
                     dated September 24, 1996
             between the Company and the Underwriter)



GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                                June 23, 1998
Cherry Hill, NJ 08002

          Prudential Securities Incorporated (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-HE2 Certificates specified in Section 3 hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-HE2 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

          Section 1. The Mortgage Pool: The Series 1998-HE2 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of closed end, fixed rate, first- or second-lien, home equity mortgage loans (the "Mortgage Loans") having the characteristics described in the Final Prospectus.

          Section 2. The Certificates: The Offered Certificates shall be issued as follows:

          (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances subject in the aggregate to a variance described in the Final Prospectus:


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                          Principal         Interest       Class Purchase
Class                      Balance            Rate        Price Percentage
-----                      -------            ----        ----------------

Class A1                 $59,500,000           6.3650%         99.765769%
Class A2                  21,500,000           6.1050          99.772384
Class A3                  27,600,000           6.1800          99.753600
Class A4                  13,400,000           6.2750          99.747715
Class A5                  15,100,000           6.3150          99.734644
Class A6                  23,478,000             (1)           99.707077
Class A7                  17,800,000           6.2150          99.733523
Class R1                         500           0.0000              (2)
Class R2                         500           0.0000              (2)
Class M                    4,861,000             (1)           99.684388
Class B1                   4,375,000             (1)           99.684450
Class B2                   1,945,000             (1)           99.685773

-------------------

(1) Interest will accrue on the Class A-6, Class M, Class B1 and Class B2 Certificates during the initial Interest Accrual Period at Certificate Interest Rates of 6.6450%, 6.6600%, 6.9050% and 7.4950% per annum, respectively, and during each subsequent Interest Accrual Period at Certificate Interest Rates equal to the lesser of (i) 6.6450%, 6.6600%, 6.9050%
     and 7.4950% per annum, respectively, and (ii) the Weighted Average Net Mortgage Rate of the Mortgage Loans as of the first day of the related Interest Accrual Period.

(2) The aggregate Purchase Price of the Offered Certificates will be reduced by an amount in respect of the transfer of the Class R1 and Class R2 Certificates to Prudential, equal to approximately $34,000.00.

          (b) The Offered Certificates shall have such other characteristics as described in the Final Prospectus.

          Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the applicable interest rate per annum of each such Class from and including June 1, 1998, up to, but not including, June 26, 1998 (the "Closing Date").

          Section 4. Required Ratings: The Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7, Class R1 and Class R2 Certificates shall have received Required Ratings of at least "Aaa" from Moody's Investors Service ("Moody's") and "AAA" from Fitch IBCA, Inc., and the Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of at least "Aa2", "A2", and "Baa2", respectively, by Moody's.

          Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC (other than assets excluded from a REMIC as described in the Final
Prospectus).

          Section 6: Underwriter-Provided Information: The
Company acknowledges that the information set forth in (i) the second sentence of the paragraph immediately preceding the table


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on the cover page of the Final Prospectus, (ii) the last
paragraph on the cover page of the Final Prospectus, (iii) the second and seventh paragraphs under the caption "Plan of Distribution", as such information relates to the Offered
Certificates, constitute the only information furnished in writing by or on behalf of the Underwriter for inclusion in such Final Prospectus, and the Underwriter confirms that such statements are correct.


                             * * * * *

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                          Very truly yours,

                          PRUDENTIAL SECURITIES INCORPORATED



                          By:_______________________________
                             Name:
                             Title:


The foregoing Agreement
is hereby confirmed and
accepted as of the date
hereof.


GE CAPITAL MORTGAGE SERVICES, INC.



By:________________________________
   Name:
   Title: